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
Subsidiaries of Registrant


                               Jurisdiction        % Of
                                    of         Stock Owned     Other Names Under
Name of Subsidieary           Incorporation     By Parent     Which Does Business

Delta Mills Marketing Inc.    Delaware      100% owned by     Delta Mills Sales Co.
                                            Delta Mills, Inc. Stevcoknit Marketing Co.


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